Exhibit 8.1

[Cahill Gordon & Reindel LLP Letterhead]

(212) 701-3000

August 24, 2010

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

International CCE Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Re:	International CCE Inc.

Registration Statement on Form S-4

File No. 333-167067

Ladies and Gentlemen:

We have acted as counsel to Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), and its wholly owned subsidiary, International CCE Inc., a Delaware corporation (“New CCE”), in connection with (i) the transactions described in the Business Separation and Merger Agreement dated as of February 25, 2010 (the “Agreement”), by and among CCE, New CCE, The Coca-Cola Company, a Delaware corporation (“TCCC”), and Cobalt Subsidiary LLC, a Delaware limited liability company (“Merger Sub”) and (ii) the preparation and filing by New CCE with the Securities and Exchange Commission (“SEC”) of the above-referenced Registration Statement on Form S-4, as amended (the “Form S-4”), with respect to the issuance of New CCE common shares in the Merger. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

For the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the Agreement and the Ancillary Agreements and, for purposes of rendering this opinion, have assumed that: (a) original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof; (b) all representations, warranties and statements made or agreed to by CCE, New CCE, TCCC and Merger Sub, including, but not limited to, those set forth in the Agreement and the Ancillary Agreements are true and accurate at all relevant times; (c) all covenants contained in the Agreement and the Ancillary Agreements are performed without waiver or breach of any material provision thereof; (d) the Merger will be consummated in accordance with the Agreement without any waiver, breach or amendment of any material provision thereof; and (e) the Merger will be effective under applicable state law.

We hereby confirm that, subject to the assumptions, qualifications, conditions, and limitations contained or referenced therein, the statements with respect to the material United States federal income tax consequences of the External Split-Off and Internal Spin-Off (as defined in the Form S-4) to CCE and participating holders of CCE stock set forth under the caption “Material United States Federal Income Tax Consequences” in the Form S-4 are our opinion.

This opinion is being delivered solely for use in connection with the Form S-4. We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and to the use of our name in the Form S-4 with respect to the discussion of the material United States federal income tax consequences of the Merger and receipt of the Merger Consideration by holders of CCE stock. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, and in consenting to such reference we have not certified any part of such Form S-4 and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP